Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock, $0.01 par value, of Phillips 66 (the “Company,” “we,” “our,” “us,” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our certificate of incorporation and our bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The terms of these securities also may be affected by the General Corporation Law of the State of Delaware (which we refer to below as the “DGCL”).

Authorized Capital Stock
Phillips 66 is authorized to issue 2.5 billion shares of common stock, par value $0.01 per share, and 500 million shares of preferred stock, par value $0.01 per share.

Voting Rights
Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Members of our Board of Directors are elected by a majority of the votes cast in person or by proxy and entitled to vote, including votes to withhold authority and excluding abstentions. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights
In the event of any liquidation, dissolution or winding up of Phillips 66, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to preemptive rights.

Fully Paid
The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Listing
Phillips 66 common stock is traded on the New York Stock Exchange under the trading symbol “PSX.”

Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.

Preferred Stock
Our Board of Directors, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority of our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. No current agreements or understandings exist with respect to the issuance of preferred stock, and our Board of Directors has no present intention to issue any shares of preferred stock.

Anti-Takeover Provisions of Phillips 66’s Certificate of Incorporation and By-Laws
Phillips 66’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Phillips 66’s Amended and Restated By-Laws (the “By-Laws”) contain provisions that could delay or make more difficult the acquisition of control of Phillips 66 through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of Phillips 66’s common stock.

Authorized but Unissued Stock
Phillips 66 has 2.5 billion authorized shares of Common Stock and 500 million authorized shares of preferred stock. One of the consequences of Phillips 66’s authorized but unissued Common Stock and undesignated preferred stock may be to enable Phillips 66’s Board of Directors to make more difficult or to discourage an attempt to obtain control of Phillips 66. If, in the exercise of its fiduciary obligations, Phillips 66’s Board of Directors determined that a takeover proposal was not in Phillips 66’s best interest, our Board of Directors could authorize the issuance of those shares without stockholder approval, subject to limits imposed by the New York Stock Exchange. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

Size of Board and Vacancies; Removal
Phillips 66’s Certificate of Incorporation provides for a classified board of directors. Class I directors have a current term expiring in 2022, Class II directors have a current term expiring in 2020 and Class III directors have a current term expiring in 2021. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of Phillips 66’s Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors; in general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Phillips 66’s Certificate of Incorporation and By-Laws provide, subject to the rights of holders of a series of shares of preferred stock to elect one or more directors pursuant to any provisions of any certificate of designation relating to any such series, that the number of directors will be fixed exclusively by a majority of the entire Board of Directors from time to time. Phillips 66’s By-Laws provide that directors may be removed, only for cause, by the affirmative vote of the holders of at least a majority of the voting power of Phillips 66 entitled to vote generally for the election of directors, voting together as a single class. Phillips 66’s By-Laws also provide that, unless the Board of Directors determines otherwise, vacancies, however created, may be filled only by a majority of the remaining directors, even if less than a quorum.

Stockholder Action by Written Consent
Phillips 66’s Certificate of Incorporation and By-Laws provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Stockholder Meetings
Phillips 66’s Certificate of Incorporation and By-Laws provide that only a majority of our entire Board of Directors or the chairman of our Board of Directors may call a special meeting of our stockholders.

Requirements for Advance Notice of Stockholder Nominations and Proposals
Phillips 66’s By-Laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to Phillips 66’s Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to Phillips 66’s Board of Directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is more than 30 days before or after such anniversary date, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the tenth day following the day on which Phillips 66 first makes a public announcement of the date of the annual meeting. If the chairman of Phillips 66’s Board of Directors or a majority of the Board of Directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors. Phillips 66’s By-Laws prescribe specific information that any such stockholder notice must contain.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Statutory Business Combination Provision
As a Delaware corporation, Phillips 66 is subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15 percent or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date on which that person became an interested stockholder unless:

•
Before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•
On completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
Following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

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